Exhibit 99.1

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION TO PARTICIPATE TODAY AND

THURSDAY AT INVESTOR CONFERENCES

•        Company to Reaffirm Outlook for 2009

LINCOLNSHIRE, ILLINOIS, December 1, 2009 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, previously announced it would participate in the Barrington Research Consumer and Business Services Conference in Chicago today, and at the Bank of America Merrill Lynch 2009 Credit Conference in New York City on Thursday, December 3, at 10:50 a.m. ET. The presentations and Thursday’s webcast will be available within the Investor Relations section of the company’s Internet website (www.accobrands.com).

As part of the presentations, the company plans to reaffirm its business outlook as expressed in the third quarter. The company still expects the rate of the year-over-year sales decline to be lower in the second half of 2009, with a sales decline in the low teens. Trailing-twelve-month EBITDA is still expected to show improvement as of December 31, 2009 over the June 30, 2009 and September 30, 2009 levels. Targeted cash flow for debt reduction is expected to be $40-$50 million.

Looking forward to 2010, the company currently anticipates sales to be flat or to show modest improvement, and operating profit improvement to be greater than the top line as a result of the flow-through of permanent cost reductions implemented in 2009, more favorable commodity costs, and favorable foreign exchange translation.

ACCO Brands Corporation is a world leader in select categories of branded office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, and Wilson Jones®, among others.

Forward-Looking Statements

This press release contains statements which may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.

ACCO Brands’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to: fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued volatility and disruption in the capital and credit markets; the effect of consolidation in the office products industry; the liquidity and solvency of our major customers; our continued ability to access the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from previous business combinations may not be fully realized or take longer to realize than expected; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company’s SEC filings.

For further information:

Rich Nelson

Media Relations

(847) 484-3030

Jennifer Rice

Investor Relations

(847) 484-3020

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